Exhibit 99.1

News Release

Lockheed Martin Elects John C. Aquilino to Board of Directors

BETHESDA, Md., Dec. 11, 2024 – Lockheed Martin (NYSE: LMT) today announced its board of directors has elected Admiral John C. Aquilino, former commander of the United States Indo-Pacific Command, to the board, effective today.

“Admiral Aquilino’s service to the nation and extensive experience in complex, global operations, including in the Indo-Pacific, will bring valuable insight to the board,” said Lockheed Martin Chairman, President and CEO Jim Taiclet. “His perspective as a leader and warfighter will enhance board oversight. We look forward to working with him as we continue to advance our 21st Century Security® strategy to strengthen deterrence and create a more advanced, resilient and collaborative defense industrial base.”

Aquilino served as the 26th commander of the U.S. Indo-Pacific Command, responsible for all U.S. military activities in the Indo-Pacific, from 2021 until his retirement as a four-star admiral in July 2024. His previous assignments include serving as the Commander of the U.S. Pacific Fleet, the Commander of the U.S. Fifth Fleet and Naval Forces Central Command, and the Commander of Carrier Strike Group 2.

Commissioned in 1984 following graduation from the U.S. Naval Academy, Aquilino has served as a fighter pilot in every geographic combatant command and participated in nearly every major military operation after his commissioning, including Operations Deliberate Force, Southern Watch, Enduring Freedom, Iraqi Freedom and Inherent Resolve. He is also a graduate of the Navy Fighter Weapons School (TOPGUN), Joint Forces Staff College and Harvard Kennedy School’s executive education program in national and international security.

Aquilino is considered an independent director under applicable rules and regulations and will serve on the Classified Business and Security Committee.

About Lockheed Martin
Lockheed Martin is a global defense technology company driving innovation and advancing scientific discovery. Our all-domain mission solutions and 21st Century Security® vision accelerate the delivery of transformative technologies to ensure those we serve always stay ahead of ready. More information at LockheedMartin.com.

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Media Contacts:
Rebecca Miller, director, Global Media Relations, +1 301-214-3030, media.relations@lmco.com

Investor Relations Contacts:

Exhibit 99.1

Maria Ricciardone, vice president, Treasurer and Investor Relations, +1 301-897-6800, investor.relations@lmco.com